Exhibit 10.12

AMENDMENT NO. 7 TO CREDIT AGREEMENT

This Amendment No. 7 to Credit Agreement (this “Amendment”) dated as of November 23, 2010, is made by and among WALTER ENERGY, INC., a Delaware corporation formerly known as Walter Industries, Inc. (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of October 3, 2005 (as amended by Amendment No. 1 to Credit Agreement and Waiver dated as of January 24, 2006, as further amended by Amendment No. 2 to Credit Agreement and Waiver dated as of February 14, 2006, as further amended by Amendment No. 3 to Credit Agreement dated as of September 14, 2006, as further amended by Amendment No. 4 to Credit Agreement dated as of October 9, 2007, as further amended by Amendment No. 5 to Credit Agreement dated as of April 30, 2008, as further amended by Amendment No. 6 to Credit Agreement dated as of September 3, 2009, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; the capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a term loan facility and a revolving credit facility, including a letter of credit facility and a swing line facility; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms of the Credit Agreement, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendment to Credit Agreement.  Subject to the terms and conditions set forth herein, Section 8.02(n) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

“(n)         (i) other Investments within the meaning of clause (a) and (b) of the definition of “Investment” (and otherwise excluding Homebuilding Assets) not exceeding $25,000,000 in any fiscal year of the Borrower, provided that (A) the aggregate of all Investments made under this clause (n) at any time outstanding shall not exceed $75,000,000 and (B) the aggregate amount of all Investments in New Holdco or any of its Subsidiaries made under this clause (n) at any time outstanding shall not exceed $15,000,000 (without increasing the aggregate limit in the preceding clause (n)(ii)); provided further that (x) the aggregate amount of Investments at any time outstanding under clause (i) of the immediately preceding proviso shall be increased on any date of measurement thereof by an amount equal to the sum of fifty percent (50%) of the portion of Excess Cash Flow each year not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iv) plus fifty percent (50%) of the portion of the Net Cash Proceeds from the public or private issuance of Equity Interests of the Borrower or any Restricted Subsidiary not required to be paid to reduce the Term Loan pursuant to Section 2.06(d)(iii) plus fifty percent (50%) of the portion of the Net Cash Proceeds from a Permitted Securities Transaction actually received by the Borrower and paid to reduce the Term Loan pursuant to Section 2.06(d)(vi), in each case net of any such amounts utilized in Section 8.06(c) and/or in Section 8.13 on or prior to such date, and (y) the annual limit of $25,000,000 provided in this Section 8.02(n) shall be increased on any date of measurement thereof by an amount equal to 1/3 of the amount by which the $75,000,000 limit is increased pursuant to the immediately preceding proviso (A) as of such date; and (ii) Investments pursuant to the Borrower’s agreement to purchase 25,274,745 shares of common stock of Western Coal Corp. from affiliates of Audley Capital for CAD $11.50 per share;”

2.             Effectiveness; Conditions Precedent.  The effectiveness of this Amendment and the amendment to the Credit Agreement provided in Section 1 hereof are subject to the satisfaction of each the following conditions precedent:

(a)           The Administrative Agent shall have received each of the following fees, documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(i)                                     counterparts of this Amendment, duly executed by the Borrower, the Administrative Agent and the Required Lenders, which counterparts may be delivered by telefacsimile or other electronic means (including .pdf), but such delivery will be promptly followed by the delivery of four (4) original signature pages by each Person party hereto unless waived by the Administrative Agent; and

(ii)                                  such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)           an amendment fee payable to each Lender that executes this Amendment by 5:00 p.m. Eastern Time on Tuesday, November 23, 2010, such amendment fee for each Lender’s own account, in an amount equal to (a) for each such Revolving Lender, seven and one-half basis points (7.5 “bps”) multiplied by such Revolving Lender’s Revolving Credit Commitment immediately prior to the effective date of this Amendment and (b) for each Term Loan Lender, seven and one-half basis points (7.5 “bps”) multiplied by such Term Loan Lender’s Outstanding Amount with respect to the Term Loan immediately prior to the effective date of this Amendment; and

(c)           in addition to the amendment fee, all other fees and expenses payable to the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent) shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3.             Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)           The representations and warranties made by the Borrower in Article VI of the Credit Agreement and in each of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)           This Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of such parties; and

(c)           After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

4.             Entire Agreement.  This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

5.             Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

6.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means (including .pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

7.             Governing Law.  This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of

Sections 11.14 and 11.15 of the Credit Agreement.

8.             Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

9.             References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

10.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 11.06 of the Credit Agreement.

[Signature pages intentionally ommitted.]